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                                                                    EXHIBIT 99.1


                           [CHARLOTTE RUSSE GRAPHIC]

                           CHARLOTTE RUSSE ANNOUNCES
                             SECOND QUARTER RESULTS

         - 8% Second Quarter Sales Growth Despite Same Store Sales Decline of 11.6%

         - Diluted Loss Per Share 7 Cents Before 16-Cent Charge for Closure of Charlotte's Room Test Stores - Total Loss of 23 Cents Per Share Reported for Quarter

         -        29 New Store Openings Fiscal Year-to-Date, 75 Planned for
                  Fiscal 2003


SAN DIEGO, California, April 17, 2003 - Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing specialty retailer of fashionable, value-priced apparel and accessories for young women, today reported financial results for the second quarter of fiscal 2003 ended March 29, 2003.

Chairman and CEO Bernard Zeichner remarked: "In March, when we updated guidance for the second quarter, we indicated that retailing for young womens fashion apparel was being impacted by weak mall traffic and a very promotional environment. As we noted previously, the second quarter of our fiscal year is traditionally our weakest quarter in terms of average store volumes and the shift to a later Easter served to make business more difficult. The financial results announced today are consistent with our revised guidance. Sales at comparable stores were down 11.6% during the second quarter and loss per share, before taking into account the 16-cent impact of closing the Charlotte's Room stores, was 7 cents.

"Maintaining strong store-level inventory controls has been one of our strengths, and this past quarter was no exception. We have positioned our inventories to levels appropriate for the later Easter this year and the associated sales from students on their Spring breaks. At the quarter-end, inventory levels at stores open for more than one year were up 8% over last year's level, consistent with our internal plans.

"Operating margins for our business continue to be impacted by the deleveraging of store occupancy expenses. The successful sales of clearance goods in early January resulted in higher than normal markdown levels, and we encountered higher than anticipated markdowns to manage inventory flow during February and March.

"Our early April sales results have shown that there is no reason to be optimistic about the outlook for our business in the near term," said Zeichner. "We expected that the calendar shift of a later Easter would transfer sales from our second quarter (ended March 29th) into our third quarter (to end June 28th); however, trends during the first two weeks of April have not achieved those expectations. Assuming no significant change in the overall retailing environment, we would guide investors to expect the current negative comparable store sales to continue throughout the third quarter of fiscal 2003; however, as previously stated, we would expect to be profitable for the quarter."

      4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500
                                Fax 858-875-0330

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"We are planning to open approximately 75 new stores during fiscal 2003. New stores continue to produce cash returns on investment of over 80% in their first year of operation; however, we are currently reviewing our new store opening goals for fiscal 2004 given the lack of visibility in the womens fashion retail environment," the Chief Executive concluded.

Financial Results:

Net sales for the second quarter increased 8% to $93.1 million from $86.1 million for the second quarter last year. Comparable store sales decreased 11.6% during the quarter, compared to a decrease of 2.8% for the second quarter of fiscal 2002.

Net sales for the first 26 weeks of fiscal 2003 were $226.4 million, an increase of 14% from $198.0 million for the same period last year. Comparable store sales decreased 7.2% during the 26-week period, compared to a decrease of 8.1% that was reported for the same period last year.

Operating loss, before taking into account the pre-tax $5.5 million charge associated with the closure of the Charlotte's Room stores, was $2.5 million as compared to $5.6 million of income during the same quarter last year. Net loss was $4.9 million as compared to income of $3.5 million for the same quarter last year. Diluted loss per share for the quarter was $0.23 as compared to net income of $0.15 for the same quarter of the prior year. The average number of shares outstanding for the recent quarter was 21.2 million calculated on a diluted basis as compared to 23.7 million for the second quarter of fiscal 2002. Diluted and basic shares were the same for the current quarter since options and warrants were excluded from the calculation of diluted loss per share as their effect would have been anti-dilutive.

Operating income for the first 26 weeks of fiscal 2003 decreased 76% to $4.3 million from $17.9 million for the same period last year. Net income decreased 77% to $2.5 million from $10.9 million for the same period last year. Diluted earnings per share for the 26-week period was $0.11 as compared to $0.46 for the same period of the prior year, a decrease of 76%. The average number of shares outstanding during the 26-week period was 23.5 million on a diluted basis compared to 23.6 million for the same period last year.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women between the ages of 15 and 35. The company operated a total of 270 Charlotte Russe and Rampage stores in 34 states and Puerto Rico, as of March 29, 2003 which included 29 new stores opened during the first half of fiscal 2003. In total, the company expects to open 75 new Charlotte Russe and Rampage stores during fiscal 2003 which ends in September 2003.

The "Charlotte Russe" stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The "Rampage" stores feature emerging fashion trends and appeal to women with a flair for making fashion statements and who want to create a cutting-edge look.

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Interested listeners are invited to participate in today's Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at HTTP://WWW.CHARLOTTE-RUSSE.COM. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the Company's web site shortly after the call, or by calling (877)519-4471, PIN: 3733583.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women's apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company's business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 13, 2002, and any amendments thereto.


                       -- Financial statements follow --

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                          CHARLOTTE RUSSE HOLDING, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (amounts in 000's, except per share data)
                                   (unaudited)

                                                      Second Quarter Ended                   Six Months Ended
                                                  -----------------------------       -----------------------------
                                                   March 29,          March 30,        March 29,         March 30,
                                                      2003              2002             2003               2002
                                                  ---------         ----------        ----------        ----------
Net sales                                         $  93,098         $  86,070         $ 226,427         $ 198,008
Cost of goods sold                                   74,841            63,241           171,578           142,886
                                                  ---------         ---------         ---------         ---------
Gross profit                                         18,257            22,829            54,849            55,122

Selling, general & administrative expenses           20,752            17,199            45,085            37,217
Store closing costs                                   5,500                --             5,500                --
                                                  ---------         ---------         ---------         ---------
Operating income(loss)                               (7,995)            5,630             4,264            17,905

Interest income, net                                     22                82                31                83
Other charges                                           (73)              (70)             (135)             (148)
                                                  ---------         ---------         ---------         ---------
Income(loss) before income taxes                     (8,046)            5,642             4,160            17,840

Income tax expense(benefit)                          (3,139)            2,139             1,622             6,957
                                                  ---------         ---------         ---------         ---------
Net income(loss)                                  $  (4,907)        $   3,503         $   2,538         $  10,883
                                                  =========         =========         =========         =========


Basic earnings(loss) per share                    $   (0.23)        $    0.17         $    0.12         $    0.52
                                                  =========         =========         =========         =========
Diluted earnings(loss) per share                  $   (0.23)        $    0.15         $    0.11         $    0.46
                                                  =========         =========         =========         =========

Basic weighted average shares outstanding
                                                     21,236            20,949            21,226            20,888
Diluted weighted average shares
    outstanding                                      21,236            23,700            23,494            23,608

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                          CHARLOTTE RUSSE HOLDING, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                               (amounts in 000's)
                                   (unaudited)

                                                  March 29,      March 30,
                                                    2003            2002
                                                  ---------      ----------
ASSETS

Cash and cash equivalents                         $ 17,694        $ 11,532
Inventories                                         34,683          25,187
Other current assets                                 8,044           2,922
Deferred tax assets                                  4,600           4,000
                                                  --------        --------
         Total current assets                       65,021          43,641

Fixed assets, net                                   95,280          90,048
Goodwill, net                                       28,790          28,790
Other assets                                         1,371           1,427
                                                  --------        --------
         Total assets                             $190,462        $163,906
                                                  ========        ========


LIABILITIES

Accounts payable trade                            $ 26,583        $ 23,180
Accounts payable other                               4,049           3,348
Accrued payroll and related expense                  2,320           2,669
Income and sales taxes payable                       1,580           2,636
Other current liabilities                           10,244           7,985
                                                  --------        --------
         Total current liabilities                  44,776          39,818

Deferred rent                                        9,066           6,963
Other liabilities                                      283             179
Deferred tax liabilities                             5,000           1,900
                                                  --------        --------
         Total liabilities                          59,125          48,860

Total stockholders' equity                         131,337         115,046
                                                  --------        --------

Total liabilities and stockholders' equity        $190,462        $163,906
                                                  ========        ========


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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding,
Inc., 858-587-1500 ext:1250/